EXHIBIT 99.2

Certain Selected Financial Data As Restated for February 2004 Share Distribution

                This table sets forth share and per share financial data of the Company for the periods presented restated for the Company's three-for-two split of the Company's Class A and Class B common stock effected in the form of a 50% share distribution on February 17, 2004.

(dollars in thousands except per share data)

	Three Months Ended Dec. 31,		Fiscal Year
	2003	2002	2003	2002	2001	2000	1999

Net earnings per share
Basic	$0.49	$0.43	$1.87	$1.69	$1.42	$1.28	$1.22
Diluted	$0.48	$0.42	$1.84	$1.67	$1.41	$1.27	$1.20

Weighted-average shares outstanding
Basic	25,873,806	22,732,746	22,885,368	22,214,769	19,643,655	19,864,449	20,086,581
Diluted	26,413,476	23,014,367	23,240,138	22,550,394	19,875,176	20,044,404	20,356,779

Shares outstanding at end of period	25,919,732	22,754,768	25,865,154	22,715,256	19,613,774	19,677,282	20,046,441

Shareholders' equity per common share outstanding	$17.24	$13.81	$16.40	$13.21	$12.02	$11.31	$10.56